UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 31, 2020

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

627 Davis Drive, Suite 400

Morrisville, North Carolina 27560

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0002 par value per share	HTBX	The Nasdaq Stock Market (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.   Entry into a Material Definitive Agreement

License Agreement Amendments

On December 31, 2020, Zolovax, Inc. (“Zolovax”), a wholly-owned subsidiary of Heat Biologics, Inc. (the “Company”) entered into an Exclusive License Agreement (the “License Agreement”) with the University of Miami (“UM”) for the license and development of a portfolio of patents leveraging its UMIP-510 platform to target the COVID-19 virus and other infectious diseases. The License Agreement grants Zolovax exclusive, worldwide rights to research, develop, make, use or sell Licensed Products (as defined in the License Agreement) based upon patent-related rights. The term of the license is the later of the length of the last to expire patent or fifteen (15) years from the date of the first sale of a Licensed Product unless terminated earlier. As consideration for the rights granted in the License Agreement, Zolovax paid an upfront fee of $2,500, is obligated to pay certain annual payments and to pay royalties equal to a percentage (in the low-to-mid single digits) of net sales of Licensed Products. These royalty rates are subject to reduction if additional license rights from third parties are required to commercialize the Licensed Products. In the event of a sublicense to a third party, Zolovax is obligated to pay royalties to UM equal to a percentage of sublicense income. The License Agreement provides for diligence milestones that include Investigational New Drug (“IND”) submission to the Food and Drug Administration (“FDA”) or European Medicines Agency (“EMA”) within twenty four months of the effective date of the License Agreement, dosing first patient in a Phase 1 clinical trial within nine months of approval of an IND, and making commercially reasonable efforts towards obtaining regulatory marketing approval for a Licensed Product form either the FDA or EMA. The License Agreement also provides for commercial milestone payments of up to an aggregate of $7,750,000 upon the achievement of $10,00,000, $100,000,000 and $500,000,000 of cumulative net sales of License Products.  The License Agreement provides that Zolovax may terminate the License Agreement upon ninety days’ notice to UM, UM has the right to terminate the License Agreement if Zolovax has engaged in certain bankruptcy events and each party has the right to terminate the License Agreement if the other party commits a material breach of the terms of the License Agreement, and such breach remains uncured for thirty days.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 4, 2021, William Ostrander, was promoted to Chief Financial Officer. Mr. Ostrander, age 53 joined the Company in September 2019 as the Company’s Vice President of Finance and Secretary in September 2019. Mr. Ostrander has over 22 years of experience in financial management at public and private companies. From November 2014 until joining the Company, Mr. Ostrander served as Executive Director of Finance at Liquidia Technologies, a publicly-traded biopharmaceutical company. Prior to that, he served as Senior Director of Finance and Accounting at KBI Biopharma, a biopharmaceutical contract services company. He also served as Manager of Finance at LexisNexis Risk Solutions, a data analytics solutions company. Prior to that, he served as Controller of Seisint Inc., a private information products company that was acquired by LexisNexis. He also served as Senior Manager, Finance and held other accounting and finance positions for Boca Research, a data communications hardware manufacturer. Mr. Ostrander holds a B.S. in Finance from Central Michigan University.

In connection with Mr. Ostrander’s new role as the Company’s Chief Financial Officer, effective January 4, 2021, the Company entered into an amendment (the “Ostrander Amendment”) to the Offer Letter, dated September 23, 2019, as amended on January 1, 2020. Pursuant to the Ostrander Amendment, Mr. Ostrander’s base salary has been increased to $275,000 (the “Base Salary”) and his bonus target has been increased to 30% of his Base Salary. In addition to a cash bonus equal to his target bonus paid at year end, on January 4, 2021, based upon the recommendations and guidance of the independent third party compensation consultant retained by the Compensation Committee, Mr. Ostrander was awarded a ten-year option to purchase 51,487 share of common stock ( the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of the grant), at an exercise price of $5.67, of which one third vests immediately, one third vests on the one year anniversary of the date of grant and one third vests on the two year anniversary of the date of grant.

On January 4, 2021, we entered into a new employment agreement with Jeffrey Wolf (the “Wolf Agreement”) to continue to serve as our Chief Executive Office and President, which agreement replaces the employment agreement that we had entered into with Mr. Wolf on December 18, 2009, as amended on November 22, 2011, and further amended on each of January 20, 2014, January 11, 2016, January 1, 2017 and January 2, 2020.Purusnat to the terms of the Wolf Agreement, Mr. Wolf will receive an annual base salary of $540,000 per year. He also may receive, at the sole discretion of the board, an additional cash performance-based bonuses equal to up to 50% of his then outstanding base salary at the end of each year and a discretionary equity award, with the actual amount of his bonus to be increased in the sole discretion of the Board of Directors. In addition, he is to receive (i) an incentive cash bonus in an amount equal to 2% of the Transaction Consideration (as defined in the agreement) paid in connection with the consummation of a Change in Control (as defined in the agreement), provided that such Change in Control results in the stockholders of the Company receiving (or being entitled to receive, whether upon the consummation of the Change in Control or at a future date) transaction consideration worth at least 125% of the average closing trading price of the Company’s common stock during the 20 trading-day period immediately preceding the consummation of the Change in Control and (ii) an equity bonus in the form of additional stock options or restricted stock units or shares of restricted stock equal to 2% of the total fully-diluted equity of the Company if the market capitalization of the Company is equal to or exceeds a valuation of $500 million or more for fifteen (15) business days or longer. In addition, subject to certain condition, Mr. Wolf may also be entitled to receive equity in newly formed subsidiaries of the Company. If the Wolf Agreement is terminated for death or disability (as defined in the Wolf Agreement), he (or his estate in the event of death) will receive any unpaid base salary through the date of death or disability, any unpaid target bonus earned through date of termination and he shall be entitled to exercise any vested awards for the shorter of 24 months after termination and the remaining term of the award. If Mr. Wolf’s employment is terminated by us other than for Cause (as defined in the agreement) or by him for Good Reason (as defined in the Wolf Agreement), he will receive a payment of an amount equal to one (1) times his annual base salary plus his annual target bonus amount for the year of termination assuming payment in full of the annual target bonus, accelerated vesting of all unvested equity awards, extension of the time period in which to exercise awards equal to the lesser of 24 months after termination or the remaining term of the award and payment of COBRA premiums for the earlier or twelve months, the date he becomes eligible for other group benefits or his rights to COBRA expire. In addition, in the event the Company terminates Mr. Wolf’s employment upon or at any time in connection with a Change of Control Transaction (as defined in the Wolf Agreement), Mr. Wolf is entitled to a lump sum cash payment equal to 24 months of his current base pay, a cash payment equal to a pro-rated amount of his target annual target bonus for the year preceding termination, payment in full for COBRA for 12 months following termination and immediate vesting of the unvested portion of any outstanding equity awards and a period to exercise the awards equal to the lesser of 12 months after termination or the remaining term of the award. If within one year after the occurrence of a Change in Control, the Executive terminates his employment for Good Reason or the Company terminates his employment for any reason other than death, disability of cause Mr. Wolf is entitled to a lump sum cash payment equal to 24 months of his current base pay, a cash payment equal to his full target annual target bonus, payment in full for COBRA for 12 months following termination and immediate vesting of the unvested portion of any outstanding equity awards and a period to exercise the awards equal to the lesser of 24 months after termination or the remaining term of the award. Under the Wolf Agreement, Mr. Wolf has also agreed to non-competition provisions.

In addition to a cash bonus paid at year end, on January 4, 2021, based upon the recommendations and guidance of the independent third party compensation consultant retained by the Compensation Committee, Mr. Wolf was awarded a ten year option to purchase 147,980 shares of common stock, at an exercise price of $5.67 (the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of the grant) all of which vests on the two year anniversary of the date of grant and 228,100 shares of restricted stock, of which half vests immediately and the remaining half vests on the one year anniversary of the date of grant.

On January 4, 2021, based upon the recommendations and guidance of the independent third party compensation consultant retained by the Compensation Committee, the Board also awarded the following equity compensation to the non-executive members of the Board and its Committees: John K.A. Prendergast, Ph.D., the lead independent director, was awarded 138,272 shares of restricted common stock (including a one-time equity refresher of 105,820 shares of restricted common stock); John Monahan, Ph.D., was awarded an option to purchase 65,217 shares of common stock (including a one-time equity refresher of an option to purchase 45,766 shares of common stock), and Edward B. Smith, III was awarded an option to purchase 65,217 shares of common stock (including a one-time equity refresher of an option to purchase 45,766 shares of common stock). Each option is exercisable for a period of ten years from the date of grant, vests immediately and has an exercise price of $5.67 per share (the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of the grant). The annual cash compensation for directors for 2021 is to remain the same as it was for the prior year as disclosed in the Company’s 2020 proxy statement other than the annual cash retainer that was increased by $5,000 per non-executive director year to $40,000 per non-executive director per year.

On December 31, 2020, the Company entered into a Separation Agreement with Jeff T. Hutchins, Ph.D., the Company’s former Chief Scientific and Operating Officer (the “Hutchins Separation Agreement”) which provides for a payment to Dr. Hutchins of $110,000. The separation agreement contains non-disparagement obligations, non-solicitation and a standard release of claims on the part of Dr. Hutchins.

The foregoing summaries of each of the License Agreement, the Ostrander Amendment, the Wolf Agreement, the form of Restricted Stock Agreement and the Hutchins Separation Agreement, does not purport to be complete and each is qualified in its entirety by reference to the License Agreement, the Ostrander Amendment, the Wolf Agreement and the Hutchins Separation Agreement, a copy of each of which is filed as Exhibit 10.1, 10.2, 10.3, 10.4 and 10.5 to this Current Report on Form 8-K.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Exhibit Description

10.1+	Exclusive License Agreement between the University of Miami and Zolovax, Inc. dated as of December 31, 2020.
10.2	Amendment to Offer Letter between Heat Biologics, Inc. and William Ostrander, dated as of January 4, 2021.
10.3	Employment Agreement between Heat Biologics, Inc. and Jeffrey Wolf, dated as of January 4, 2021.
10.4	Form of Restricted Stock Agreement
10.5	Separation Agreement dated December 31, 2020 between Heat Biologics, Inc. And Jeff Hutchins.

+ Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2021	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer